EXHIBIT 23.1

[Letterhead of Insero & Company CPAs, P.C.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-162205) on Form S-8 of Beacon Federal Bancorp, Inc. of our report dated June 26, 2012, relating to the statement of net assets available for benefits of the Beacon Federal Retirement Savings Plan as of December 31, 2011, and the related statement of changes in net assets available for benefits for the year then ended, which appears in this Annual Report on Form 11-K.

/s/ Insero & Company CPAs, P.C.

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 26, 2012